Exhibit (e)(15)

STEMLINE THERAPEUTICS, INC. CHANGE IN CONTROL SEVERANCE PLAN

The Company has adopted this Change in Control Severance Plan for the benefit of certain employees of the Company, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in Section 1 hereof. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment, and provide economic security to eligible employees in the event of an actual or threatened Change in Control.

SECTION 1.                                                    DEFINITIONS.  As hereinafter used:

1.1                     “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such individual or entity.

1.2                     “Board” means the Board of Directors of the Company.

1.3                     “Cause” shall mean (a) willful misconduct by the Eligible Employee or willful failure by the Eligible Employee to perform his or her responsibilities to the Company (including, without limitation, breach by the Eligible Employee of any provision of any employment, consulting, advisory, confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, or other similar agreement between the Eligible Employee and the Company, or breach of any material Company policy), (b) the Eligible Employee’s conviction of, or guilty plea or no contest plea to, a felony or misdemeanor involving moral turpitude, or the Eligible Employee’s commission of fraud, embezzlement, or theft, or (c) the Eligible Employee’s willful, knowing, or deliberate misappropriation of Company assets, in each case as determined by the Company, which determination shall be conclusive.

1.4                     “Change in Control” shall have the definition set forth in Company’s 2016 Equity Incentive Plan, as in effect on the Effective Date.

1.5                     “Code” means the Internal Revenue Code of 1986, as amended.

1.6                     “Committee” means the Compensation Committee of the Board.

1.7                     “Company” means Stemline Therapeutics, Inc., a Delaware corporation, and any successors thereto.

1.8                     “Disability” means a physical or mental condition entitling the Eligible Employee to benefits under the applicable long-term disability plan of the Company or any of its Affiliates, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

1.9                     “Effective Date” shall mean May 3, 2020.

1.10              “Eligible Employee” means any full-time employee of the Company or any subsidiary whose employment with the Company or such subsidiary commenced prior to the date of the Change in Control, other than any employee who is eligible for severance compensation or benefits under any individual agreement with the Company or any of its Affiliates.

1.11              “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.12              “Good Reason” means, with respect to each Eligible Employee, without the Eligible Employee’s prior written consent, (A) a material reduction in the Eligible Employee’s annual base salary or target annual bonus opportunity, as compared to such annual base salary and target annual bonus opportunity in effect immediately prior to the Change in Control; (B) the relocation of the Eligible Employee’s primary work location to a location more than 50 miles from the Eligible Employee’s primary work location immediately prior to the Change in Control (defined as the physical Company office to which he or she was assigned and that served as his or her primary work location prior to the Change in Control, without regard to any unplanned dislocation arising from any temporary or unexpected closure of such physical office due to an act of God or otherwise); or (C) a material reduction in the Eligible Employee’s duties, authority, or responsibilities (and for the avoidance of doubt, a Change in Control, or the Company’s ceasing to exist as an independent, publicly traded company due to a Change in Control, shall not, by itself, constitute a material reduction in an Eligible Employee’s duties, authority, or responsibilities within the meaning of this clause (C)). An Eligible Employee may not terminate his or her employment with the Company for Good Reason without providing the Company written notice of the grounds that the Eligible Employee believes constitute Good Reason within 90 days of the applicable action or circumstance, and without providing the Company at least 30 days after such notice to cure and remedy the claimed action or circumstance constituting Good Reason, and for the avoidance of doubt, an Eligible Employee shall cease to have Good Reason hereunder with respect to such action or circumstance upon the Company’s cure thereof during such notice period.

1.13              “Plan” means the Stemline Therapeutics, Inc. Change in Control Severance Plan, as set forth herein, as it may be amended from time to time.

1.14              “Plan Administrator” means, prior to the Change in Control, the Committee or such other person or persons appointed from time to time by the Committee to administer the Plan, and following the Change in Control, such person or persons appointed by the Board or the board of directors of any direct or indirect parent company of the Company to administer the Plan.

1.15              “Severance Date” means the date on which an Eligible Employee incurs a Severance Termination.

1.16              “Severance Termination” means (a) the involuntary termination of an Eligible Employee’s employment by the Company or any Affiliate thereof, other than for Cause, death or Disability, or (b) the termination of an Eligible Employee’s employment by the Eligible Employee for Good Reason, in either case within the one (1) year period immediately following the first Change in Control to occur following the Effective Date, provided that, in any case, such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code and regulations and other guidance issued thereunder (“Section 409A”).

1.17              “Tier I Employee” means any Eligible Employee whose position or title is identified by the Company as a Vice President and above, or an Eligible Employee whose position or title is not so identified as a Vice President and above, but who has been employed by the Company or any of its Affiliates for a consecutive period of five or more years as of the Severance Date.  Reductions in an Eligible Employee’s position or title following a Change in Control will not be given effect for purposes of determining an Eligible Employee’s status as a Tier I Employee hereunder.

1.18              “Tier II Employee” means any Eligible Employee who has been employed by the Company or any of its Affiliates for a consecutive period of at least three, but less than five, years as of the Severance Date, and who is employed by the Company or any of its Affiliates in a position or with a title below that of Vice President. Reductions in an Eligible Employee’s position or title following a Change in Control will not be given effect for purposes of determining an Eligible Employee’s status as a Tier II Employee hereunder.

1.19              “Tier III Employee” means any Eligible Employee who has been employed by the Company or any of its Affiliates for less than three years as of the Severance Date and who is employed by the Company in a position or with a title below that of Vice President.  Reductions in an Eligible Employee’s position or title following a Change in Control will not be given effect for purposes of determining an Eligible Employee’s status as a Tier III Employee hereunder.

SECTION 2.                                                    SEVERANCE BENEFITS.

2.1                     Generally. Subject to the terms of the Plan, each Eligible Employee shall be entitled to payments and/or benefits pursuant to applicable provisions of Section 2 of this Plan if the Eligible Employee incurs a Severance Termination and complies with the applicable requirements of the Plan.  Notwithstanding anything herein to the contrary, amounts payable under the Plan will be reduced by any severance or termination benefits to which an Eligible Employee is entitled pursuant to applicable law.  Any termination of employment prior to a Change in Control will not entitle an Eligible Employee to payment hereunder.

2.2                     Tier I Employees. Subject to the terms of the Plan, the Company shall provide to each Tier I Employee who incurs a Severance Termination a cash severance benefit consisting of nine (9) months of continued base salary at the rate in effect as of the Severance Date, without giving effect to reductions made without the Eligible Employee’s written consent following a Change in Control, such payments to be paid in accordance with the Company’s regular payroll schedule and to commence within fifteen (15) days following the effectiveness of the Release described in Section 2.8.

2.3                     Tier II Employees.  Subject to the terms of the Plan, the Company shall provide to each Tier II Employee who incurs a Severance Termination a cash severance benefit consisting of six (6) months of continued base salary at the rate in effect as of the Severance Date, without giving effect to reductions made without the Eligible Employee’s written consent following a Change in Control, such payments to be paid in accordance with the Company’s regular payroll schedule and to commence within fifteen (15) days following the effectiveness of the Release described in Section 2.8.

2.4                     Tier III Employees.  Subject to the terms of the Plan, the Company shall provide to each Tier III Employee who incurs a Severance Termination a cash severance benefit consisting of three (3) months of continued base salary at the rate in effect as of the Severance Date, without giving effect to reductions made without the Eligible Employee’s written consent following a Change in Control, such payments to be paid in accordance with the Company’s regular payroll schedule and to commence within fifteen (15) days following the effectiveness of the Release described in Section 2.8.

2.5                     Annual Bonus.  Subject to the terms of the Plan, the Company shall pay to each Tier I, Tier II, and Tier III Employee who incurs a Severance Termination, and who was participating in the Company’s annual cash bonus program immediately prior to the Change in Control, such Eligible Employee’s annual bonus for the annual bonus period that is ongoing at the time of the Severance Termination, at the target level of performance (which shall be determined without giving effect to any reduction in target bonus made without the Eligible Employee’s written consent following a Change in Control), and which shall be prorated to reflect the portion of such annual bonus period served by the Eligible Employee through the Severance Date, with such payment to be paid in the year following the year of such Severance Termination, at the same time at which bonuses are paid to active participants in the Company’s annual cash bonus program for such year.

2.6                     Payment in Respect of Benefit Continuation.  Subject to the terms of the Plan, in the case of each Eligible Employee who incurs a Severance Termination, the Company shall provide such Eligible Employee with a monthly reimbursement during the period with respect to which the Eligible Employee receives a severance payment (the “Welfare Benefit Continuation Period”) of the premium cost that such Eligible Employee actually incurs for benefit continuation coverage pursuant to Section 4980B of the Code for the Eligible Employee (and such Eligible Employee’s eligible dependents) under the applicable group medical plan of the Company, less the amount that such Eligible Employee would have paid in respect of such coverage had such Eligible Employee been actively employed during such period.  For the avoidance of doubt, the coverage period for purposes of the group health continuation requirements of Section 4980B of the Code (to the extent applicable) shall commence on the date the Welfare Benefit Continuation Period commences, and the Eligible Employee’s right to reimbursement shall be conditioned upon his or her enrollment in, and continuation of, such coverage.

2.7                     Release and Covenant Compliance.  No Eligible Employee who incurs a Severance Termination shall be eligible to receive any payments or other benefits under the Plan unless he or she first executes a release of claims (the “Release”)

following such Severance Termination in the form attached hereto as Exhibit A in favor of the Company within the time period provided therein for review of such Release and does not revoke such Release within the time permitted therein for such revocation.  Further, each Eligible Employee’s rights to payments and benefits under the Plan are conditioned upon his or her complying with the terms of his or her Invention Assignment, Non-Competition and Non-Disclosure Agreement with the Company (or if he or she is not party to such an agreement, his or her execution of and compliance with the Company’s form of Invention Assignment, Non-Competition and Non-Disclosure Agreement).

2.8                     Section 409A. It is intended that payments and benefits under this Plan will not subject Eligible Employees to taxation under Section 409A of the Code, and accordingly, this Plan shall be interpreted and administered to be in compliance therewith or exempt therefrom.  All payments described in this Plan are due within the “short term deferral period” as defined in Section 409A or within the period provided for exempt payments under a “separation pay plan” as defined in Section 409A and shall not be treated as deferred compensation unless applicable law requires otherwise.  If current or future regulations or guidance from the Internal Revenue Service dictates, or if the Company’s counsel determines that any payments or benefits due to the Eligible Employee hereunder upon the schedule otherwise provided herein would cause the application of an accelerated or additional tax under Section 409A, then, to the extent required to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Eligible Employee’s Severance Date shall instead be paid on the first business day after the date that is six months following the Eligible Employee’s Severance Date (or upon such Eligible Employee’s death, if earlier).  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible Employee under this Plan (including any legal fee reimbursements) shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense or tax was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year.

SECTION 3.                                                    PLAN ADMINISTRATION.

3.1                     The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend, and rescind rules and regulations under the Plan, and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.2                     The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3                     The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel, and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations, or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

SECTION 4.                                                    PLAN MODIFICATION OR TERMINATION.

The Plan may be terminated or amended by the Board at any time; provided, however, that during the one year period following a Change in Control, (a) the Plan may not be terminated and (b) the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee.  For the avoidance of doubt, (a) any action taken by the Company or the Plan Administrator to cause an Eligible Employee to no longer be designated as a Tier I Employee or Tier II Employee (other than to designate such Tier II Employee as a Tier I Employee) (as the case may be) or to decrease the benefits to which an Eligible Employee is eligible, and (b) any amendment to this Section 4 following the occurrence of a Change in Control shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.  This Plan shall terminate automatically, and without any further action required on the part of the Company, on the day following the first anniversary of the first Change in Control to occur following the Effective Date.  A termination of the Plan shall not affect the entitlement of any Eligible Employee with respect to a Severance Date occurring prior to such Plan termination.

SECTION 5.                                                    GENERAL PROVISIONS.

5.1                     Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee.  When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

5.2                     An Eligible Employee will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for under the Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Eligible Employee’s termination of employment with the Company.

5.3                     Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust, or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any Affiliate thereof, and all Eligible

Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.4                     If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.5                     This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors, and assigns of the Company, present and future, and any successor to the Company, and each Eligible Employee.  If an Eligible Employee shall die while any amount would still be payable to such Eligible Employee hereunder if the Eligible Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Eligible Employee’s estate or beneficiary designated in a writing from the Eligible Employee to the Plan Administrator.

5.6                     The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.7                     The Plan shall not be required to be funded unless such funding is authorized by the Board.  Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company that may be applied by the Company to the payment of benefits or other rights under this Plan.

5.8                     Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.9                     This Plan shall be construed and enforced according to the laws of the State of New York to the extent not preempted by federal law, which shall otherwise control.

5.10              All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

5.11              The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

SECTION 6.                                                    CLAIMS, INQUIRIES, APPEALS.

6.1                     Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

c/o David G. Gionco

Sr. Vice President of Finance

Stemline Therapeutics, Inc.

750 Lexington Avenue, 11th Floor

New York, NY  10022

6.2                     Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

6.3                     Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied).  The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.  A request for a review shall be in writing and shall be addressed to:

Plan Administrator

David G. Gionco

Sr. Vice President of Finance

Stemline Therapeutics, Inc.

750 Lexington Avenue, 11th Floor

New York, NY  10022

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

6.4                     Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period.  If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied.  The Plan Administrator will give prompt, written notice of his or her decision to the applicant.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.

6.5                     Rules and Procedures.  The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

6.6                     Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 6.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 6.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 6.4 above).

EXHIBIT A
FORM OF RELEASE

This RELEASE (this “Release”), dated as of [         ], is by and between Stemline Therapeutics, Inc., a Delaware corporation (the “Company”), and [         ] (“Employee”).

In consideration for the severance pay and benefits described in Section 2 of the Stemline Therapeutics, Inc. Change in Control Severance Plan (the “Severance Plan”), Employee agrees as follows:

1.             Employee, on Employee’s own behalf and on behalf of Employee’s heirs, estate, and beneficiaries, does hereby release the Company and its parent companies, each of its and their subsidiaries and affiliates, and each past or present officer, director, agent, employee, shareholder, representative, insurer, successor, and assign of any such entities, from any and all claims made, to be made, or that might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of Employee’s employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those that were, could have been, or could be the subject of an administrative or judicial proceeding filed by Employee or on Employee’s behalf under federal, state, or local law, whether by statute or regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, or fringe benefit, any form of discrimination (including, but not limited to, every claim of race, color, sex, religion, national origin, disability, or age discrimination, or any allegation, claim, or violation, arising under the Civil Rights Act of 1866; the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act); the Americans with Disabilities Act; the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Worker Adjustment and Retraining Notification Act; any applicable Employee Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state, or local civil or human rights law, or any other federal, state, or local law relating to employment or discrimination in employment, or otherwise), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment.  If any arbitrator or court rules that such waiver of rights to file, or have filed on Employee’s behalf, any administrative or judicial charges or complaints is ineffective, Employee agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.  Employee relinquishes any right to future employment with the Company, and the Company shall have the right to refuse to re-employ Employee, in each case without liability to Employee or the Company.  Employee acknowledges and agrees that even though claims and facts in addition to those now known or believed by Employee to exist may subsequently be discovered, it is Employee’s intention to hereby fully settle and release all claims Employee may have against the Company and the persons and entities described above, whether known, unknown or suspected.  The released parties described in this Paragraph 1 are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such released parties hereunder.

2.             This Release does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify Employee for Employee’s acts as an officer or director of Company in accordance with the certificate of incorporation and/or bylaws of the Company or the law (ii) to Employee and Employee’s eligible, participating dependents or beneficiaries under any existing group welfare, equity, or retirement plan of the Company in which Employee and/or such dependents are participants or (iii) with respect to payments and benefits under the Severance Plan.

3.             Employee understands that nothing contained in this Release limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands that this Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Employee, on Employee’s behalf, or by any other individual.  However, based on Employee’s release of claims set forth herein, Employee understands that Employee is releasing all claims that Employee may have, as well as, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain other relief that is personal to Employee in connection with any claim Employee is releasing under this Release.

4.             Employee acknowledges that Employee has been provided at least [21] days to review this Release and has been advised to review it with an attorney of Employee’s choice.  If Employee elects to sign this Release prior to this 21-day period, Employee agrees that it is a knowing and voluntary waiver of Employee’s right to wait the full 21 days.  Employee further understand that Employee has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by the Company within the 7-day period.  Employee further acknowledges that Employee has carefully read this Release, knows and understands its contents and its binding legal effect.  Employee acknowledges that by signing this Release, Employee does so of Employee’s own free will and act and that it is Employee’s intention that Employee be legally bound by its terms.

Employee:

Date: